EXHIBIT 10.2
EQUITY PURCHASE AGREEMENT
by and among
XATA CORPORATION
and
KELLY FREY, a resident of the City of Kitchener, Ontario
DATED AS OF December 2, 2009

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TABLE OF CONTENTS
(continued)

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EQUITY PURCHASE AGREEMENT
          This EQUITY PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 2, 2009, by and between XATA Corporation, a Minnesota corporation (“Purchaser”), and Kelly Frey, a resident of the City of Kitchener, Ontario (the “Seller”).
R E C I T A L S
          A. The Seller owns 54,550 issued and outstanding common shares of capital stock (the “Shares”) of Turnpike Global Technologies Inc. (the “Company”).
          B. The Seller desires to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Seller, on the terms and subject to the conditions set forth in this Agreement.
A G R E E M E N T
          NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
1.1	Definitions.The following capitalized terms used herein shall have the meanings indicated:
“Agreement” has the meaning given to such term in the preamble hereto.
“Ancillary Documents” means, with respect to a Person, any document executed and delivered by or on behalf of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).
“Business Day” means any day, other than a Saturday or Sunday or a statutory holiday, on which banks are generally open for the transaction of business in Minneapolis, Minnesota and Toronto, Ontario.
“ Company” has the meaning given to such term in the preamble hereto.
“Closing” has the meaning given to such term in Section 9.1.
“Closing Date” has the meaning given to such term in Section 9.1.
“Contract” means any contract, purchase order, license, lease instrument, note, agreement, arrangement, or other binding commitment or obligation, in each case whether written or oral.

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, encumbrance, or restriction.
“Frey Release” means a release by the Seller of the Company, Turnpike LLC and the Purchaser in the form of Schedule “A” hereto.
“Governmental Authority” means (i) any nation, state, province, county, city or other legal jurisdiction, (ii) any federal, state, provincial, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature or (iv) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Laws” means all laws of any country or any political subdivision thereof, including, without limitation, all federal, state, provincial, and local statutes, regulations, ordinances, orders or decrees or any other laws, common law theories or reported decisions of any court
“Organizational Documents” means, with respect to a Person: (a) the articles or certificate of incorporation, formation or organization (as applicable) and the by-laws or similar governing document of such Person; (b) any limited liability company agreement, partnership agreement, operating agreement, shareholder agreement, or similar document of or regarding such Person; (c) any other charter or organizational document adopted or filed in connection with the incorporation, formation, organization or governance of such Person; or (d) any amendment to any of the foregoing.
“Permits” means all franchises, permits, licenses, qualifications, municipal and other authorizations, orders and other rights from, and filings with, any Governmental Authority.
“Person” means any individual, any entity or any unincorporated organization, including a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, or a joint venture.
“Primary Equity Purchase Agreement” means the agreement expected to be entered into between the Purchaser, the Company, Turnpike LLC and those holders of shares and membership interests of the Company and Turnpike LLC, as applicable, other than the Seller, and the representative of such holders, pursuant to which the Purchaser agrees to acquire such shares and membership interests from such holders on the terms and conditions therein set forth.
“Purchase Price” has the meaning given to such term in Section 2.2.
“Purchaser” has the meaning given to such term in the preamble hereto.
“representative” of a party means any officer, director, manager, employee, principal, member, shareholder or partner of such party or any attorney, accountant or advisor to such party.

“Seller” has the meaning given to such term in the preamble hereto.
“Shares” has the meaning given to such term in the recitals to this Agreement.
“Tax(es)” means all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any federal, state, provincial, local or foreign taxing authority, including, without limitation, income, excise, property (whether real or tangible personal property), sales, use, transfer, gains, ad valorem, value added, stamp, payroll, windfall, profits, gross receipts, license, occupation, commercial activity, employment, withholding, social security, workers’ compensation, unemployment compensation, capital stock and franchise taxes, alternative or add-on minimum (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.
“Turnpike LLC” means Turnpike Global Technologies LLC, a Delaware limited liability company.
“Turnpike Release” means a release by the Company, Turnpike LLC, Brendan Staub, Colin David Warkentin, Rakinder Kalari and the Purchaser of the Seller in the form of Schedule “B” hereto.
1.2 Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires: language shall be construed simply according to its fair meaning and not strictly for or against any party;
(b)	the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(c)	words importing any gender shall include other genders;

(d)	words importing the singular only shall include the plural and vice versa;

(e)	the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”

(f)	the words “hereby,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;

(g)	references to “Article,” “Section” or “Schedule” shall be to an Article, Section or Schedule of or to this Agreement;

(h)	references to any Person include the successors and permitted assigns of such Person;

(i)	any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified;

(j)	any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder;

(k)	references to “dollars” and “$” shall, unless otherwise stated, refer to Canadian dollars.
ARTICLE 2
PURCHASE AND SALE
2.1 Purchase of the Shares. On the terms and subject to the conditions of this Agreement, at the Closing the Seller shall sell, assign and deliver the Shares to Purchaser, and Purchaser shall purchase and acquire the Shares from the Seller.
2.2 Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) shall be equal to $1,000,000 (One Million Dollars).
2.3 Closing Payment. The Purchase Price shall be paid at Closing by Purchaser by wire transfer of immediately available funds to such account as the Seller designates in writing prior to the Closing.
2.4 Purchase Price Adjustment. There shall be no post-Closing adjustment of any nature whatsoever to the Purchase Price.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER
          The Seller represents and warrants to Purchaser as follows.
3.1 Capacity. The Seller has the legal capacity to execute and deliver this Agreement and the Ancillary Documents, to perform his obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
3.2 Due Execution and Delivery; Binding Obligations. This Agreement has been, and at the Closing the Ancillary Documents will be, duly executed and delivered by the Seller, and this Agreement constitutes, and each Ancillary Document will constitute when executed, a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or other Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
3.3 Title/Claim to Shares. The Seller owns, of record and beneficially, the Shares and the Shares are free and clear of all Encumbrances, except for restrictions on transfer under provincial securities Laws. The Seller has no right, title or interest of any nature whatsoever, in the Company or Turnpike LLC (other than the Shares), or any of their respective assets, and in particular, but without limitation, has no right to acquire any additional interest of any nature whatsoever (including by way of equity interest or otherwise) in, and no claim, or basis for a claim, against, the Company, Turnpike LLC, or any of their respective assets.
3.4 No Conflict or Violation. Neither the execution and delivery of this Agreement by the Seller nor the consummation of the transactions contemplated hereby by the Seller will result in (i) a violation by the Seller of any applicable Law, (ii) a breach or violation by the Seller of or default under any order, judgment, writ, injunction decree or award to which the Seller is a party or by which the Seller or the Shares are bound, or (iii) a breach, violation of or a default under, conflict with or give rise to or create any right of any Person to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to the Seller, or result in the creation of any Encumbrance under, any Contract or other obligation to which the Seller or the Shares may be subject. No consents, Permits, approvals or authorizations of, or notices, declarations, filings, applications, transfers or registrations with, any Governmental Authority or any other Person are required to be made or obtained by the Seller by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
3.5 Resident of Canada. The Seller is not a non-resident of Canada within the meaning of the Income Tax Act (Canada).
3.6 Own Investigation. The Seller has made such enquiries and investigations as he has deemed necessary or desirable in order to evaluate the terms and conditions of this Agreement, has relied on no representations by any Person (including the Company, Turnpike LLC or the Purchaser or any representative thereof), other than those expressly set forth herein, in evaluating such terms and conditions and has received independent legal and financial advice with respect to the matters herein set forth.
          The Seller makes no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement and the Ancillary Documents.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER
          Purchaser represents and warrants to Seller as follows:
4.1 Organization and Authorization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Minnesota. Purchaser has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.
4.2 Due Execution and Delivery; Binding Obligations. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been, and at the Closing the Ancillary Documents will be, duly executed and delivered by Purchaser. This Agreement constitutes, and each

Ancillary Document will constitute when executed, a legal, valid and binding agreement of Purchaser, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
4.3 No Conflict or Violation. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will result in (i) a violation of, or a conflict with, Purchaser’s Organizational Documents, (ii) a violation by Purchaser of any applicable Law, or (iii) a violation by Purchaser of any order, judgment, writ, injunction decree or award to which it is a party or by which it is bound. No consents, Permits, approvals or authorizations of, or notices, declarations, filings, applications, transfers or registrations with, any Governmental Authority or any other Person are required to be made or obtained by the Purchaser by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
          Purchaser makes no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement and the Ancillary Documents.
ARTICLE 5
COVENANTS
5.1 Confidentiality. For a period of five years from the Closing Date, Seller will hold, in confidence, except to the extent required by applicable Law, all confidential information (including trade secrets) regarding the Company or Turnpike LLC, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Seller, (ii) in the public domain through no fault of the Seller or (iii) later lawfully acquired by Seller from sources (other than the Company or Turnpike LLC or their respective employees, or the Purchaser or any of its subsidiaries) that are not under a non-disclosure or confidentiality obligation in favour of the Company or Turnpike LLC or the Purchaser or any of its subsidiaries; provided, that Seller may disclose such information (A) to his representatives who need to know such information for purposes of participating in the evaluation, negotiation and/or execution of the transactions contemplated by this Agreement and the Ancillary Documents so long as such persons are informed by Seller of the confidential nature of such information and are directed by Seller to treat such information confidentially and (B) to the extent required to defend any claim asserted against Seller or assert any claim that may be available to Seller. The Seller shall be responsible for any failure to treat such information confidentially by such persons. The Seller specifically acknowledges and agrees that (1) this Section 5.1 and each term hereof are reasonable and necessary to ensure that the Purchaser receives the expected benefits of acquiring the Shares, (2) the Purchaser has refused to enter into this Agreement in the absence of this Section 5.1 and (3) breach of this Section 5.1 will harm the Purchaser to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of a breach by the Seller of this Section 5.1, the Purchaser (in addition to all other remedies the Purchaser may have) will be entitled to seek a temporary restraining order, injunction and other equitable relief (without posting any bond or other security) restraining the Seller from committing or continuing such breach.

5.2 Publicity. Except as may be required by applicable Law and regulations, the Seller shall not make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consent of Purchaser.
5.3 Tax Matters. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Seller when due, and the Seller will, at his own expense, file all necessary tax returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
5.4 Further Assurances. Each party will execute, acknowledge and deliver such documents and instruments reasonably requested by the other party, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party, for the purpose of giving effect to the transactions contemplated by this Agreement; provided, however, the Seller specifically acknowledges and agrees that the completion of the transactions contemplated by the Primary Equity Purchase Agreement is at the sole discretion of the Purchaser and that the Purchaser shall be entitled to take or omit to take any action or to accept any state of affairs or circumstance in connection with the closing of such transactions of any nature whatsoever.
ARTICLE 6
CONDITIONS PRECEDENT TO PURCHASER’S PERFORMANCE
          The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser:
6.1 Accuracy of Seller’s Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct when made and on and as of the Closing Date as though made at that time.
6.2 Performance of Seller’s Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by the Seller at or before the Closing Date shall have been duly and properly performed, satisfied and complied with at or before the Closing Date.
6.3 No Governmental Order or Adverse Law. There shall not be any applicable Law that restrains, prohibits or enjoins (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated, enforced or entered. There shall not be any pending or threatened proceeding, order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority that seeks to restrain, prohibit or enjoin (whether temporarily, preliminarily or permanently), or that reasonably could cause the rescission of, or otherwise challenge the validity of, the consummation of any transaction contemplated herein.
6.4 Deliverables. Purchaser shall have received from the Seller each of the deliverables described in Section 9.2 .

6.5 Contemporaneous Closing. All conditions of Closing for the benefit of the Purchaser under the Primary Equity Purchase Agreement shall have been satisfied or shall have been waived by it and the transactions contemplated thereby shall have closed as contemplated thereby.
ARTICLE 7
CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE
          The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Seller:
7.1 Accuracy of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct when made and on and as of the Closing Date as though made at that time .
7.2 Performance of Purchaser’s Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Purchaser at or before the Closing Date shall have been duly and properly performed, satisfied and complied with by Purchaser at or before the Closing Date.
7.3 No Governmental Order or Adverse Law. There shall not be any applicable Law that restrains, prohibits or enjoins (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated, enforced or entered. There shall not be any pending or threatened proceeding, order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority that seeks to restrain, prohibit or enjoin (whether temporarily, preliminarily or permanently), or that reasonably could cause the rescission of, or otherwise challenge the validity of, the consummation of any transaction contemplated herein.
7.4 Deliverables. Seller shall have received from Purchaser each of the deliverables described in Section 9.3.
ARTICLE 8
TERMINATION PRIOR TO CLOSING
8.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing:
(a)	By the mutual written consent of Purchaser and Seller; or

(b)	By either party if the transaction contemplated hereby has not been completed on or before January 31, 2010.
8.2 Effect on Obligations. Termination of this Agreement pursuant to Section 8.1 shall terminate all obligations of the parties hereunder, and upon such termination this Agreement shall become void and have no effect without any liability on the part of any party, except for the obligations under 5.2 (Publicity) and Article X (Miscellaneous Provisions);

provided, however, that termination shall not relieve any party defaulting or breaching this Agreement from any liability for such default or breach (or be deemed a waiver of any right of the non-defaulting or non-breaching party in connection therewith). The exercise of a right of termination of this Agreement is not an election of remedies.
ARTICLE 9
THE CLOSING
9.1 Closing. Subject to the satisfaction and/or waiver of the conditions set forth herein, the consummation of the sale and purchase of the Shares (the “Closing”) shall occur simultaneously with the closing of the transactions contemplated by the Primary Equity Purchase Agreement or on such other date as may be mutually agreed to by the parties (the “Closing Date”) and will be effective as at the time at which the closing under the Primary Equity Purchase Agreement is effective.
9.2 Seller’s Obligations. At the Closing, the Seller shall deliver to Purchaser:
(a)	the certificate(s) representing the Shares, accompanied by stock transfer power(s), duly executed by the Seller, and otherwise in a form acceptable for transfer on the books of the Company and approved in advance by the Purchaser (such approval not to be unreasonably withheld);

(b)	a certificate, dated the Closing Date, from the Seller, certifying that the conditions specified in Section 6.1 and Section 6.2 above have been fulfilled;

(c)	the Frey Release duly executed by the Seller and any other person under the Seller’s control and a party thereto; and

(d)	a consent to the dismissal without costs of the action commenced by the Seller in the Ontario Court of Justice having Court File No. C-1239-09 signed by the solicitors of record for the plaintiffs and by the defendants in such action in the form of Schedule “C” hereto.
9.3 Purchaser’s Obligations. At the Closing, Purchaser shall:
(a)	pay the Purchase Price in accordance with Section 2.3;

(b)	deliver to the Seller a certificate, dated the Closing Date, from Purchaser and signed by an authorized officer of Purchaser, certifying that the conditions specified in Section 7.1 and Section 7.2 above have been fulfilled;

(c)	deliver to the Seller the Turnpike Release duly executed by the Company, Turnpike LLC, Brendan Staub, Colin David Warkentin, Rakinder Kalari and the Purchaser; and

(d)	a consent to the dismissal without costs of the action commenced by the Seller in the Ontario Court of Justice having Court File No. C-1239-09 signed by the solicitors of record for the plaintiffs and by the defendants in such action in the form of Schedule “C” hereto.

ARTICLE 10
MISCELLANEOUS PROVISIONS
10.1 Fees and Expenses. Except as otherwise provided herein, each party hereto shall pay the costs and expenses incurred by it or on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys and accountants.
10.2 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

If to Purchaser:	XATA Corporation 965 Prairie Center Drive Eden Prairie, MN 55344 Attn: Mark Ties Facsimile No.: (952) 641-5848

with a copy to:	Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attn: Michael Coddington, Esq. Facsimile No.: (612) 766-1600

If to Seller:	Kelly Frey 54 Whisperwood Court Kitchener, ON N2P 2A9 Facsimile No.: (707) 221-3749

with a copy to:	Gowling Lafleur Henderson LLP 1020-50 Queen Street North P.O. Box 2248 Kitchener, ON N2H 6M2 Attn: W. David Petras Facsimile No.: (519) 571-5006
Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by registered or certified, postage prepaid or by air courier, or (iii) upon confirmation of transmission, if sent by facsimile. Any party may give written notice of a change of address in accordance with the provisions of this Section 10.2 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.
10.3 Entire Agreement. This Agreement, together with the Release once executed, sets forth the entire agreement between the parties with regard to the subject matter hereof, and supersedes all other prior agreements and understandings, written or oral, between the parties with respect to such subject matter.
10.4 Governing Law. The validity, construction and performance of this Agreement, and any action arising out of or relating to this Agreement shall be governed by the Laws of Ontario and the laws of Canada applicable therein.
10.5 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by the parties or their respective permitted assigns. Either party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.
10.6 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by either party without the prior written consent of the other party, and any such attempted assignment shall be null and void.
10.7 Successors and Assigns. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.
10.8 No Third Party Beneficiaries. Except as otherwise specifically set forth herein, nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.
10.9 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any term or provision of this Agreement, or the application thereof to any Person or circumstance, is adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable in any jurisdiction: (i) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid, prohibited or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity, prohibition or unenforceability, nor shall such invalidity, prohibition or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
10.10 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.
10.12 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith may be executed by delivery of a facsimile or other electronically-transmitted copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page.
10.13 Waiver of Jury Trial. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT.
[The remainder of this page has been intentionally left blank. Signature page follows.]

[Signature page to Equity Purchase Agreement]
          IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

PURCHASER:	SELLER:

XATA CORPORATION

/s/ Kelly Frey

Name: Kelly Frey

By:	/s/ Wesley C. Fredenburg Name: Wesley C. Fredenburg Title: General Counsel and Secretary